Exhibit 99.5

CONSENT OF PETER A. CORRAO

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-4 filed by Inuvo, Inc. (“Inuvo”) with the Securities and Exchange Commission on November 14, 2011, and all supplements and amendments thereto (the “Registration Statement”), as a person about to become a director of Inuvo effective upon completion of the merger as described in the Registration Statement.

/s/ Peter A. Corrao
Name: Peter A. Corrao
Date: November 14, 2011